Exhibit 1

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of June 17, 2013, by and among the parties signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of the common stock, par value $0.001 per share, of Vermillion, Inc., a Delaware corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: June 17, 2013	FEINBERG FAMILY TRUST

	By:	/s/ Adam Usdan
		Name:	Adam Usdan
		Title:	Trustee

Dated: June 17, 2013	ADAM USDAN

	By:	/s/ Adam Usdan